Black Creek Diversified Property Fund Inc. Form 10-Q
Exhibit 99.1
CONSENT OF INDEPENDENT VALUATION FIRM
We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Net Asset Value Calculation” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended September 30, 2017 of Black Creek Diversified Property Fund Inc., being incorporated by reference in (i) the Registration Statement on Form S-3 (No. 333-162636) of Black Creek Diversified Property Fund Inc., and the related prospectus, and (ii) the Registration Statement on Form S-8 (No. 333-194237) of Black Creek Diversified Property Fund Inc.  We also hereby consent to the same information and the reference to our firm under the caption “Experts” being included in the prospectus related to the Registration Statement on Form S-11 (File No. 333-197767) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

November 13, 2017